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                                                                      EXHIBIT 14


                      ARABIAN AMERICAN DEVELOPMENT COMPANY

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

                           (ADOPTED FEBRUARY 13, 2004)

         The Board of Directors (the "Board") of Arabian American Development Company (together with its subsidiaries and affiliates, the "Company") has adopted this Code of Ethics (the "Code"). The Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer and controller, and to persons performing similar functions (collectively, the "Senior Financial Officers"), and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

         The Code is designed to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission ("SEC") filings and in other public communications made by the Company, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting to the Board of violations of the Code and (v) accountability for adherence to the Code.

         The Board believes the Code should be an evolving set of conduct and ethics, subject to alteration as circumstances warrant. Any modifications to or waiver from the Code may be made only by the Board. The Board will promptly disclose changes to and waivers from this Code as required by applicable law, including the rules and regulations promulgated by the SEC.

         The Code does not cover every issue that may arise, but it sets out basic principals to guide the Senior Financial Officers. EACH SENIOR FINANCIAL OFFICER'S FULL COMPLIANCE WITH THE CODE IS MANDATORY.

I.       ETHICAL CONDUCT AND ETHICAL HANDLING OF CONFLICTS OF INTEREST

         Each Senior Financial Officer is expected to conduct his or her affairs with uncompromising honesty and integrity. Each Senior Financial Officer is required to adhere to the highest moral and ethical standards in carrying out their duties on behalf of the Company. A Senior Financial Officer of the Company is expected to be honest and ethical in dealing with all employees of the Company and third parties.

         Each Senior Financial Officer is expected to avoid engaging in activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders. Any personal activities, interests or relationships of a Senior Financial Officer that would or could negatively influence his or her judgment, decisions or actions to a material extent, or give rise to the appearance of such negative influence, must be disclosed to the Board

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or its designee, who will (in consultation with the Board, if appropriate)
determine if there is a conflict and, if so, how to resolve it without compromising the Company's interests. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest or problem. Conflicts of interest will be reviewed by the Board taking into account the particular circumstances in the context of the Senior Financial Officer's activities with the Company. In certain limited cases, activities or relationships giving rise to potential conflicts of interest may be permitted if the Board determines that they are not to be harmful to the Company. If you have any doubt about whether a conflict of interest exists, please contact the Company's legal advisors so that they can help make that determination.

         This policy applies not only to each Senior Financial Officer but also to immediate family members of each Senior Financial Officer, any trust in which a Senior Financial Officer (or a member of the Senior Financial Officer's immediate family) has a beneficial interest (and over which he can exercise or influence decision making) and any person with whom the Senior Financial Officer (or a member of the Senior Financial Officer 's immediate family) has a substantial business relationship. An "immediate family member" includes a person's spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares such person's home.

         The following list serves as a guide to the types of activities that might create a conflict of interest, but it is not exclusive:

               o Interest in entities transacting business with the Company. No Senior Financial Officer shall have a financial interest in an entity that does business with the Company. This includes, but is not limited to, ownership by a Senior Financial Officer or any member of his or her immediate family of more than 5% of the stock either directly or indirectly in any outside concern that does business with the Company, except where such interest consists of securities of a publicly-owned corporation and such securities are traded on the open market (unless such investments are of a size as to have influence over such corporation).

               o Loans. Loans to, or guarantees of obligations of Senior Financial Officers create conflict of interest issues. Accordingly, no loans will be allowed without the prior approval of the Board (including the independent directors), and will only be permitted if allowed by applicable laws.

               o Corporate opportunity. Each Senior Financial Officer owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Consequently, each Senior Financial Officer is prohibited from taking for themselves personally (including for the benefit of immediate family members or friends) opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Senior Financial Officer may use corporate property, information or position for improper personal gain (including for the gain of immediate family members or friends) and may not compete with the Company directly or indirectly.


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               o    Protection and proper use of company assets. All Senior
                    Financial Officers should protect the Company's assets and ensure their efficient use. Furthermore, Company equipment should not be used for non-company business, though incidental personal use may be permitted. It is important to remember that theft, carelessness and waste of the Company's assets have a direct impact on the Company's profitability. Accordingly, any suspected incident of fraud, theft or misuse should be immediately reported for investigation.

               o Transactions. Senior Financial Officers cannot represent the Company in any transaction in which the Senior Financial Officer or any immediate family member has a substantial interest.

               o Relationship with Competitors. Neither a Senior Financial Officer nor any member of his immediate family should (i) invest in or serve as a director of a competitor, (ii) participate in any outside business activity or relationship with any competitor or (iii) receive any payments from any competitor.

               o Trading. Neither a Senior Financial Officer nor any member of his immediate family shall trade in any securities (including any Company securities) or any other kind of property based on knowledge that comes from his job if that information has not been reported publicly. It is against the law to trade or to "tip" others who might make an investment decision based on inside job information. For example, using non-public information to buy or sell Company stock or exercise options to buy Company stock is prohibited.

II.      FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE FOR SEC FILINGS; RECORD
         KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must promptly, completely and accurately reflect the Company's assets, liabilities and transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable laws, rules or regulations. In addition, no undisclosed or unrecorded fund or asset shall be maintained for any purpose and no transaction shall be carried out in a manner such that the substance of the transaction is obscured, nor shall any transaction be recorded improperly. If a mistake in any information previously disclosed is discovered, such mistake should immediately be brought to the attention of the Audit Committee of the Board and, if applicable, the Company's independent auditors or legal advisors.

         In order to assist the Board in fulfilling its oversight responsibility as to the integrity of the Company's financial statements and periodic reports filed with the SEC, the integrity of the Company's financial reporting and public disclosure process and the Company's compliance with legal and regulatory requirements, each Senior Financial Officer must fully, completely, accurately and timely advise and inform the entire Board and its relevant committees and the appropriate executive officers of the Company of all material facts and developments relating to the Company's business and operations.


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         The Chief Executive Officer, President, principal financial officer, principal accounting officer and controller shall read each SEC report and press release prior to the time it is filed, furnished or issued to the SEC or public, as applicable. Any inaccuracy or material misstatement in, or the omission of any information necessary to make the statements made not misleading from, any SEC filing or press release shall be immediately disclosed to the Audit Committee of the Board and, if applicable, the Company's auditors.

         If you have any concerns with accounting or auditing matters, you should report them to the Audit Committee of the Board.

III.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         The business of the Company is to be conducted in accordance with applicable domestic and foreign laws and in accordance with the highest ethical standards of business conduct. Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. Each Senior Financial Officer must respect and obey the applicable domestic and foreign laws of the jurisdictions in which we operate. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.

IV.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR ACCOUNTING OR AUDITING
         CONCERNS

         Senior Financial Officers shall consult with the Audit Committee of the Board (i) about observed illegal or unethical behavior and/or violations of the Code, (ii) about observed accounting or auditing concerns and/or (iii) when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others or of accounting or auditing concerns, in each case, made in good faith by employees. Senior Financial Officers are expected to cooperate in internal investigations of misconduct. If you observe or become aware of illegal or unethical behavior, violations of the Code or accounting or auditing concerns, you should report the behavior immediately to the Board. To the extent the matter has been reported and remains unresolved, you should report the matter to the Company's Audit Committee and its legal advisors.

V.       ACCOUNTABILITY FOR ADHERENCE TO THE CODE

         THOSE WHO VIOLATE THE STANDARDS IN THE CODE WILL BE SUBJECT TO DISCIPLINARY ACTION. DISCIPLINARY ACTION MAY INCLUDE LOSS OF PAY, TERMINATION, REFERRAL FOR CRIMINAL PROSECUTION AND REIMBURSEMENT TO THE COMPANY OR OTHERS FOR ANY LOSSES OR DAMAGES RESULTING FROM THE VIOLATION. IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, YOU MUST CONTACT THE COMPANY'S AUDIT COMMITTEE AS SOON AS PRACTICABLE.


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VI.      WAIVERS OF THE CODE

         A waiver of, or amendment to, the Code may be made only by the Board and will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.


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